 LICENSE AGREEMENT

This Agreement is made this 13th day of March, 2006 (“Effective Date”) by and between Technest Holdings Inc., a Nevada corporation (“Licensor”), and Markland Technologies Inc., a Florida corporation (“Licensee”).

BACKGROUND

WHEREAS, Licensor wishes to license to Licensee, and Licensee wishes to license from Licensor, on a perpetual, exclusive, worldwide basis certain patents, products, trade secrets and technologies related to imaging, detection and surveillance systems and security.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the parties hereby agree as follows.

AGREEMENT

1.

DEFINITIONS.

1.1

“Agreement Year” means any 12-month period during the License Term commencing on the Effective Date.

1.2

“License Term” has the meaning ascribed to it in Section 2.2.

1.3

“Licensed Intellectual Property” means, subject to any rights of the United States Government obtained in connection with its development, (i) the Licensed Patents, (ii) all trade secrets, proprietary information and other intellectual property currently developed or currently under development by Licensor and/or any of its subsidiaries that it currently owns or has transferable rights to including, without limitation, all such trade secrets, proprietary information and other intellectual property underlying the products and services listed on Schedule A including without limitation, in each instance, all specifications, engineering drawings, schematics, bills of materials, software source code and algorithms, wiring diagrams, test procedures, assembly drawings, PCB artwork, and other documents or files that would be required to manufacture, test and/or improve such products and services with no limitations (collectively, the “Proprietary Information”), and (iii) the Licensor Improvements.

1.4

“Licensed Patents” means the Patents, Patent registrations and  Patent applications identified on Schedule B and any and all Patents related thereto or improvements or enhancements derived therefrom or from any such improvements or enhancements.

1.5

“Licensee Improvements” means any enhancement to or  modification or improvement of the Licensed Patents and/or the Proprietary Information created by or on behalf of Licensee and/or any of its subsidiaries.

1.6

“Licensor Improvements” means any enhancement to or  modification or improvement of the Licensed Patents and/or the Proprietary Information created by or on behalf of Licensor and/or any of its subsidiaries.

1.7

“Net Gross Profits” means Net Sales minus all material costs, direct labor costs, sales, marketing and distribution costs and the amortization of development costs incurred by the Licensee, all as determined in accordance with U.S. generally accepted accounting principles (“GAAP”).

1.8

“Net Sales”

 means revenues received and recognized in accordance with GAAP, as follows: the invoice price of Royalty-Bearing Products sold or licensed by Licensee to third parties, less, to the extent included in such invoice price the total of: (i) ordinary and customary trade discounts actually allowed; (ii) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (iii) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business; (iv) any revenues designated as bad debts; and (v) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business.

1.9

"Patents" means United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part.

1.10

“Royalty-Bearing Product” means:  (i) a product the manufacture, use, offer for sale, sale or importation of which, absent the license granted in Section 2.1, would infringe one or more Valid Claims; or (ii) a service the performance, offering for sale, or sale of which, absent the license granted in Section 2.1, would infringe one or more Valid Claims.

1.11

“Valid Claim”

 means: (i) any claim of an application for a  Licensed Patent, provided that such application still is pending; or (ii) any claim of a valid issued Licensed Patent, provided that such patent has not expired, and has not been held invalid in a decision of a court of competent jurisdiction, and has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

2.

LICENSE RIGHTS AND RESTRICTIONS.

2.1

Licensed Intellectual Property

.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, worldwide, exclusive, sub-licensable right and license to make, have made, use, sell, offer for sale and import products and provide services and to practice any method under the Licensed Intellectual Property throughout the License Term for all markets, applications and uses EXCLUDING, HOWEVER, products to be sold to or for use by, and services to be provided to,  the United States Department of Defense (including but not limited to the U.S. Army, U.S. Navy, U.S. Air Force and U.S. Marine Corp.) and comparable defense ministries of other countries, the United States Department of Homeland Security (including the following Agencies: Federal Emergency Management Agency, Transportation Security Administration, Customs and Border Protection, Immigration and Customs Enforcement, Coast Guard, Secret Service and any successor agencies performing comparable functions), the U.S. Department of Energy, the U.S. Department of Justice, the U.S. Department of State, and the U.S. intelligence agencies and comparable intelligence departments of other countries (including, but not limited to, the Central Intelligence Agency, the Federal Bureau of Intelligence, the Defense Intelligence Agency, National Security Agency, National Geospatial Intelligence Agency, National Reconnaissance Office and any successor agencies performing comparable functions) and any local or state agencies of the United States performing comparable functions (such excluded markets being herein referred to as the “Retained Markets”).  Such license will be exclusive, even as to Licensor.  Licensor shall be given prior written notice of any sublicense or transfer of Licensee’s rights hereunder.  The foregoing license will only be transferable to a party that agrees in writing to be bound by the terms of this Agreement in connection with any merger, acquisition, consolidation, or other business combination, or sale of all or substantially all of Licensee’s assets relating to the Licensed Intellectual Property.  In the event that Licensor hereafter creates any Licensor Improvements, Licensor shall give Licensee notice of same and the opportunity to obtain all documentation with respect thereto to enable Licensee to make use of same pursuant to the terms of this Agreement.   In the event that Licensee hereafter creates any Licensee Improvements, Licensee hereby grants to Licensor a perpetual, worldwide, exclusive, sub-licensable, royalty-free right and license to make, have made, use, sell, offer for sale and import products and provide services and to practice any method under such Licensee Improvements throughout the License Term for the Retained Markets only.  Licensee shall give Licensor notice of same and the opportunity to obtain all documentation with respect thereto to enable Licensor to make use of same pursuant to the terms of this Agreement.  Licensee shall be given prior written notice of any sublicense or transfer of Licensor’s rights hereunder.  The foregoing license to Licensor will only be transferable to a party that agrees in writing to be bound by the terms of this Agreement in connection with a merger, acquisition, consolidation, or other business combination, or sale of all or substantially all of Licensor’s assets.  Any sub-licensee shall agree not to exploit the Licensed Intellectual Property in any of the Retained Markets or otherwise in violation of the terms of this Agreement.

2.2

Term

.  Subject to the terms and conditions of this Agreement, the term of the license granted hereunder (the “License Term”) shall expire at the end of the term of the last to expire Licensed Patent or unless terminated pursuant to Section 4.

2.3

Proprietary Rights

.  Licensor owns all right, title and interest in and to the Licensed Intellectual Property and reserves all intellectual property rights thereto, subject to the terms and conditions of this Agreement.

2.4

Prosecution of Patents. During the time this Agreement is in effect, Licensor will be solely responsible for the prosecution of patent applications with respect to the Licensed Patents and the maintenance of the Licensed Patents.  Licensor shall, promptly after the Effective Date, deliver to Licensee copies of all files, information and materials related to the Licensed Patents.  Licensor shall not intentionally abandon any Patent or Patent application included in the Licensed Patents without notifying Licensee and giving Licensee the right to take over the prosecution and/or maintenance, at Licensee’s own expense, of any such Patent or Patent application.  Licensor, at its expense, must enforce any Licensed Patent against infringement by third parties in the Retained Markets and it is entitled to retain recovery from such enforcement.  If Licensor does not file suit against an infringer of a Licensed Patent in the Retained Markets within 6 months after obtaining knowledge of such infringement, then Licensee may enforce any Licensed Patent on behalf of itself and Licensor and shall be entitled to retain all recoveries from such enforcement. Licensee, at its expense, must enforce any Licensed Patent against infringement by third parties in all markets and applications other than the Retained Markets and it is entitled to retain recovery from such enforcement.  If Licensee does not file suit against an infringer of a Licensed Patent in a market or application other than the Retained Markets within 6 months after obtaining knowledge of such infringement, then Licensor may enforce any Licensed Patent on behalf of itself and Licensee and shall be entitled to retain all recoveries from such enforcement. In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.  Notwithstanding the foregoing, Licensor hereby notifies Licensee of the existence of a claim of Respironics, Inc. with respect to the alleged violation of a confidentiality agreement in connection with a Patent application that Licensor has applied for.  Licensee shall be solely responsible for the prosecution and defense of any Patent rights with respect thereto.

2.5

COMPENSATION

.  In consideration of the license of rights affected by this Agreement, Licensee shall pay Licensor a royalty equal to 25% of “Net Gross Profits” with respect to Royalty Bearing Products sold with respect to which the Licensee has received final payment during each calendar quarter after the date hereof, such royalty to be payable in accordance with the terms of this Section 2.5.

(a)

Royalty Reporting and Payment.  Licensee shall make quarterly written reports to Licensor within 60 days after the end of each calendar quarter.  Each such report must in reasonable detail explain the basis for the royalty due hereunder as a result of receipts from Net Sales during the previous quarter.  Licensor shall treat such reports as the confidential information of Licensee, and shall not disclose it to third parties.  Concurrently with the making of each such report, Licensee shall pay Licensor the royalty due, if any, in relation to such report.

(b)

Minimum Royalty Payments.  The Licensee agrees to make royalty payments of not less than $300,000 in the aggregate with respect to Net Sales occurring during the first three years after the date hereof and royalty payments of not less than $150,000 with respect to Net Sales occurring in each year thereafter, provided that if Licensee has not sold sufficient quantities of Royalty Bearing Products to generate such minimum royalty payments Licensee may nevertheless make royalty payments in excess of the amounts that would otherwise be required to be paid in order to achieve such minimum royalty payments.  In the event that the Licensee fails to make such minimum royalty payments, the Licensor shall be entitled, upon not less than 30 days written notice from Licensor to Licensee, to terminate the exclusive nature of the rights granted hereunder, and, in the event that such failure is as a consequence of a default by the Licensee in the payment of royalty payments required to be made hereunder the Licensor shall, in addition, have the right to terminate this Agreement in accordance with the provisions of Section 4.3 hereof.

(c)

Records; Inspection.  Licensee shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable hereunder.  Such books and records must be kept at the principal place of business of Licensee for a period of not less than two years following the end of the calendar quarter to which they pertain.  Licensor may audit such books to ensure Licensee’s compliance with this Agreement, provided that each such audit: (i) occurs during business hours, and upon no less than ten business days notice to Licensee; (ii) is conducted by a certified public accountant chosen by Licensor and approved by Licensee, such approval not to be unreasonably withheld; (iii) the results of such audit are considered the confidential information of Licensor, and both Licensor and the auditor will be required to sign a non-disclosure and non-use agreement limiting disclosure and use of such information; and (iv) occurs no sooner than one year after the most recent prior audit.  Licensor shall pay all expenses relating to each audit, unless an audit reveals an underpayment exceeding 10% of the amount stated for the period covered by the audit, in which case all costs relating to the inspection and any unpaid amounts will be paid by Licensee.

3.

MUTUAL REPRESENTATIONS AND WARRANTIES

.           3.1    Licensor

. Licensor represents and warrants to Licensee as follows:  Licensor is a corporation duly incorporated and in good standing under the laws of the State of Nevada.  Licensor has the right and authority to enter into this Agreement and to carry out its obligations hereunder, without the need for any further approval of its board of directors or shareholders. All action on Licensor’s part required for the lawful execution and delivery of this Agreement has been taken.

3.2

Licensee

.  Licensee represents and warrants to Licensor as follows:  Licensee is a corporation duly incorporated and in good standing under the laws of the State of Florida.  Licensee has the right and authority to enter into this Agreement and to carry out its obligations hereunder, without the need for any further approval of its board of directors or shareholders. All action on Licensee’s part required for the lawful execution and delivery of this Agreement has been taken.

4.

TERMINATION

.  This Agreement may be terminated prior to the end of the License Term:

4.1

upon the mutual written consent of Licensor and Licensee;

4.2

by Licensee at any time upon 180 days written notice; and

4.3

by Licensor upon written notice to Licensee in the event of a material breach of the payment obligations of this Agreement, which shall not have been cured by the Licensee within 30 days of receipt of notice by Licensee of notice of such breach from Licensor.

For avoidance of doubt, no breach by Licensee other than a material breach of a payment obligation or of Section 2.1 will entitle Licensor to terminate this Agreement or the licenses granted herein.  Nothing herein shall preclude either party from seeking money damages or injunctive relief to prevent unauthorized use of the License Intellectual Property or either party’s confidential information in the event of a breach of this Agreement.  In addition to such relief, the breaching party shall indemnify, defend and hold the non-breaching party harmless against any loss, cost, expense, claim or liability resulting from the breaching party’s breach of the obligations contained herein.

4.4

Rights Upon Termination

.  If this Agreement is terminated prior to the end of the License Term, all license rights granted pursuant to Section  herein shall terminate immediately and each party shall immediately return to the other any and all confidential materials of the other in its possession.

5.

REPRESENTATIONS AND WARRANTIES

.  Licensor represents and warrants to Licensee:

5.1

Registered Intellectual Property

.  All of the Licensed Patents filed are, to Licensor’s knowledge, valid and subsisting, except with respect to the claims of Respironics, Inc. noted above.  Licensor has no knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any claim of any Licensed Patent invalid or unenforceable, and Licensor has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any Licensed Patent application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Licensed Patent.

5.2

No Licenses

.  As of the Effective Date, there are no license agreements in effect relating to the Licensed Intellectual Property, other than the agreement with Respironics, Inc noted above and any other license agreements related to the software in the FaceCam.

5.3

Ownership

. Licensor owns and has good and exclusive title to, the Licensed Intellectual Property free and clear of any lien or encumbrance with the exception of the Patent application being contested by Respironics, Inc.

5.4

No Third-Party Infringement

.  To the knowledge of Licensor, no person has infringed or misappropriated, or is infringing or misappropriating, the Licensed Intellectual Property.

5.5

DISCLAIMER

.  EXCEPT FOR THE WARRANTIES EXPLICITLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER ORAL OR WRITTEN, WHETHER EXPRESS, IMPLIED, OR ARISING BY STATUTE, CUSTOM, COURSE OF DEALING OR TRADE USAGE, WITH RESPECT TO THE SUBJECT MATTER HEREOF, IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

.6.        MISCELLANEOUS

6.1

Counterparts

. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

6.2

Headings

. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.3

Severability

. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.4

Compliance with Laws

. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

6.5

Confidentiality of Terms

.  The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; (e) in confidence (and under confidentiality provisions) to its legal counsel, business advisors, accountants, banks and financing sources and their advisors solely in connection with merger and acquisition and related transactions; or (f) creditors and other parties related to the wind down of operations of the Seller.

6.6

Governing Law; Jurisdiction

. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.  Each party hereby agrees to jurisdiction and venue in the courts of the Commonwealth of Massachusetts or the Federal courts sitting therein for all disputes and litigation arising under or relating to this Agreement.

6.7

Entire Agreement; Interpretation

.  The terms and conditions of this Agreement, including its exhibits, schedules and sections constitute the entire agreement between the parties with respect to the subject matter hereof, and merge and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions.  Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. The terms “includes” and “including” are not limiting.  No amendments or modifications shall be effective unless in writing, signed by authorized representatives of both parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement.

6.8

Survival

.  The provisions of Sections ,  (but only with respect to amounts due prior to termination),  and  shall survive the termination of this Agreement.

6.9

General

. The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  The terms and conditions of this Agreement shall inure to the benefit of Licensee, its successors, assigns and other legal representatives, and shall be binding upon Licensor, its successors, assigns and other legal representatives.

6.10

Notices

: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Licensee	If to Licensor
Robert Tarini, President Markland Technologies, Inc. 88 Royal Little Drive Providence, RI 02904	Legal Department 8 Faneuil Hall 3rd Floor Boston, MA 02109
With a copy to:	With a copy to:
Jonathan Bell, Esq. Greenberg Traurig, LLP One International Place Boston, MA 02110	David A. Broadwin, Esq. Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK.]

[SIGNATURE PAGE TO LICENSE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

Licensor:	Licensee:
TECHNEST HOLDINGS, INC.	MARKLAND TECHNOLOGIES, INC.

By:  /s/ Joseph Mackin

By:  /s/ Robert Tarini

By:  Joseph . Mackin

By:  Joseph Mackin

Title:  Chief Executive Officer

Title:  Chief Executive Officer